                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 000-25655

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K/KSB  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q/QSB
              [ ] Form N-SAR

      For the Period Ended: March 31, 2001

      [ ]  Transition Report on Form 10-K
      [ ]  Transition Report on Form 20-F
      [ ]  Transition Report on Form 11-K
      [ ]  Transition Report on Form 10-Q
      [ ]  Transition Report on Form N-SAR

      For the Transition Period Ended: ________________

      Read attached  instruction  sheet before  preparing form.  Please print or type.

      Nothing in this form shall be construed to imply that the  Commission  has verified any information contained herein.

      If the  notification  relates to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                      SEVENTH BUSINESS SERVICE GROUP, INC.
                             Full Name of Registrant

                               2503 W. Gardner St.
            Address of Principal Executive Office (Street and Number)

                                 Tampa, FL 33611
                            City, State and Zip Code

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                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject  report could not be filed without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

            (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated  without  unreasonable  effort or expense;

      [X]   (b)   The subject annual report,  semi-annual report, transition report on Form 10-K,  Form 20-F,  Form 11-K or Form N-SAR,  or
                  portion  thereof will be filed on or before the 15th  calendar
                  day  following  the   prescribed  due  date;  or  the  subject
                  quarterly report or transition report on Form 10-Q, or portion thereof  will be filed on or  before  the fifth  calendar  day following the prescribed due date; and

            (c)   The  accountant's  statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable  detail why the Form 10-K,  11-K, 20-F 10-Q,  N-SAR or the transition  report portion  thereof could not be filed within the prescribed time period.

(Attach extra sheets if needed.)

   Seventh Business Service Group Inc. (the  "Company"),  could not file its Form
10-QSB for the year ended December 31, 2000 within the  prescribed  time period because the Company's  auditors have not completed audited financial  statements for the year ending December 31, 2000.

                                     PART IV

                                OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

                         Michael T. Williams, President
                                 (813) 831-9348
                      (Name) (Area Code) (Telephone Number)

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(2)     Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940
during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                        [X] Yes [ ] No

(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                        [ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Seventh Business Service Group, Inc. has caused this notification to be signed on its behalf by the undersigned officer, thereunto duly authorized.

Date: May 15, 2001                  Seventh Business Service Group, Inc.

                                    By: /s/ Michael T. Williams

                                    Title:  President

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